EXHIBIT 9.1

NINTH AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS NINTH AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (the “Amendment”) is made as of the 20th day of March, 2012, by and between THERMODYNETICS, INC., a Nevada corporation, with an office and principal place of business 651 Day Hill Road, Windsor, Connecticut 06095 (“Seller”), and BAKER HOLLOW ROAD, LLC, a Connecticut limited liability company having a mailing address of c/o AKO, INC., 111 Broad Brook Road, Enfield, Connecticut 06083 (“Buyer”).

WITNESSETH:

WHEREAS, Seller and Buyer are parties to that certain Real Estate Purchase and Sale dated as of May 19, 2011, as amended by Amendment to Purchase and Sale Agreement dated as of July 15, 2011, Second Amendment to Purchase and Sale Agreement dated as of August 26, 2011, Third Amendment to Purchase and Sale Agreement dated as of September 8, 2011, Fourth Amendment to Purchase and Sale Agreement dated as of September 28, 2011, Fifth Amendment to Purchase and Sale Agreement dated as of October 31, 2011, Sixth Amendment to Purchase and Sale Agreement dated as of November 30, 2011, Seventh Amendment to Purchase and Sale Agreement dated as of December 20, 2011 and Eighth Amendment to Purchase and Sale Agreement dated as of January 20, 2012 (the “Purchase Agreement”) with respect to the sale and purchase of certain property owned by Seller and known as 50 Baker Hollow Road, Windsor, Connecticut, together with the buildings thereon and other related property all as more fully described in the Purchase Agreement and defined therein as the “Premises”; and

WHEREAS, Seller and Buyer desire to further amend the Purchase Agreement to provide for an agreed-upon adjustment of the Purchase Price, extend the Closing Date and other modifications as herein after set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration each to the other paid, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.     Definitions. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.     Extension of the Closing Date. The “Closing Date” as used in the Purchase Agreement, shall be amended to mean on or before March 26, 2012, unless sooner agreed to by the parties hereto.

3.     Adjustment of Purchase Price. The Purchase Price as set forth in section 3.1 of the Purchase Agreement is hereby reduced from $900,000 to $875,000. All references in the Purchase Agreement to the Purchase Price shall be deemed amended to mean $875,000.

4.     Escrow for Tax Penalty. The sum of $2,500 shall be deducted from the Seller's proceeds at closing (“Escrow Funds”) and held in escrow by Seller's counsel (“Escrow Agent”) pending resolution of the penalty imposed upon Seller by the Town of Windsor for failure to file income and expense statements for the Premises on or before June 30, 2011. Upon written verification from the Town that said penalty has been removed or waived, Escrow Agent shall be permitted to disburse the Escrow Funds to the Seller. In the event written verification from the Town that said penalty has been removed or waived has not been delivered to Buyer's counsel on or before June 30, 2012, said Escrow Funds shall be paid over to the Buyer.

5.     Environmental Matters. Notwithstanding any other provision of the Purchase Agreement to the contrary, Seller will, at or prior to Closing, arrange and pay for the preparation and filing fees for the Transfer Act Form III (including ECAF) required for the conveyance of the Premises as outlined in the most recent report of Turnkey Compliance Solutions LLC dated 2/13/12 (the "Report"), as well as any and all outstanding fees and charges due Turnkey Compliance Solutions LLC as of the Closing Date. Seller will execute the Transfer Act Form III as the "certifying party" listed therein. Buyer will, at Buyer's sole cost, assume responsibility for the post-closing Transfer Act obligations relating to the Premises outlined in the last page of the Report relating to groundwater monitoring, ELUR preparation & filing and final site verification.

6.     Counterparts; Facsimile Transmissions; PDF Electronic Transmissions. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or PDF electronic transmissions of any executed counterpart of this Amendment and/or retransmission of any executed facsimile or PDF electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of either party hereto, the other party shall confirm facsimile or PDF electronic transmissions by executing duplicate original documents and delivering the same to the requesting party.

7.     Except as hereby modified, all of the terms, covenants and conditions of the Purchase Agreement are hereby confirmed, ratified and approved in all respects and shall continue in full force and effect. Hence forth, references to the Purchase Agreement to “this Agreement”, the “Agreement”, “hereof”, “hereto” or words of similar import shall be deemed in each case to refer to the Purchase Agreement as hereby amended and modified.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:

THERMODYNETICS, INC.

By:	/s/
Robert Lerman Its: President

BUYER:

BAKER HOLLOW ROAD, LLC

By:	/s/
Its: Manager

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